                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                - [ 1300 HALL BOULEVARD, BLOOMFIELD, CT - 06002]

                                 A STOCK COMPANY

    If You have any questions concerning Your Contract, please contact Us at
                                [1-800-842-8573.]

We are pleased to provide You the benefits of this annuity Contract. Please read all attached forms carefully.

This Contract is issued in consideration of the purchase payment. It is subject to the terms and conditions stated on the attached pages, all of which are a part of it.

                         RIGHT TO EXAMINE THIS CONTRACT

     IF THIS CONTRACT IS RETURNED TO US AT OUR OFFICE OR TO OUR AGENT TO BE CANCELED WITHIN 10 DAYS AFTER ITS DELIVERY TO YOU, WE WILL PAY YOU THE MARKET ADJUSTED VALUE PLUS ANY PREMIUM TAX OR CONTRACT CHARGES WITHIN 10 DAYS AFTER ITS RETURN. AFTER THE CONTRACT IS RETURNED, IT WILL BE CONSIDERED AS IF IT WERE NEVER IN EFFECT.

                      Executed at [Bloomfield, Connecticut]

                             [/s/ Michael Farrell]
                                    President

This is a legal contract between You and Us.   PLEASE READ YOUR CONTRACT CAREFULLY.

         SINGLE PREMIUM INDIVIDUAL MODIFIED GUARANTEED ANNUITY CONTRACT

                       ELECTIVE OPTIONS NON-PARTICIPATING

THE CASH SURRENDER VALUE MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE MARKET VALUE ADJUSTMENT FORMULA ON THE CONTRACT SPECIFICATIONS PAGE. THE CASH SURRENDER VALUE IS AVAILABLE WITHOUT APPLICATION OF THE MARKET VALUE ADJUSTMENT AT THE END OF A GUARANTEE PERIOD.

The Market Value Adjustment formula will not be applied when You submit a Written Request for a full or partial surrender at the end of any Guarantee Period if We receive the request within the 30 day period prior to the end of such Guarantee Period.

TABLE OF CONTENTS

[Contract Specifications                       Page 3

Definitions                                    Page 5

Purchase Payment                               Page 6

Contract Control Provisions                    Page 6

Crediting of Interest and Guarantee Periods    Page 7

Market Value Adjustment                        Page 7

Transfer Between Guarantee Periods             Page 7

Termination Provisions                         Page 8

Settlement Provisions                          Page 8

General Provisions                             Page 11

Life Annuity Tables                            Page 13 - 14]

           Any Riders or Endorsements follow the Life Annuity Tables.

                             CONTRACT SPECIFICATIONS

CONTRACT OWNER           [JOHN DOE]

[JOINT CONTRACT OWNER]   [JOHN DOE]

ANNUITANT                [JOHN DOE]

[CONTINGENT ANNUITANT]   [JOHN DOE]

CONTRACT NUMBER          [SPECIMEN]                  [12/01/07]         CONTRACT DATE

                                      [12/01/2026]                ANNUITY COMMENCEMENT DATE

PURCHASE PAYMENT                   $[10,000.00]
INITIAL GUARANTEE PERIOD           [7 YEARS]
INITIAL INTEREST RATE              [5.00%]
MINIMUM GUARANTEED INTEREST RATE   [3.00%]

PURCHASE PAYMENT/TERMINATION AMOUNT:

Minimum Purchase Payment Amount:   [$5,000]

Maximum Purchase Payment Amount:   [$1,000,000] unless We consent to a larger amount

Termination Amount:                $2,000

MARKET VALUE ADJUSTMENT FORMULA:

A Market Value Adjustment will be applied when a surrender occurs prior to the end of a Guarantee Period. The Market Value Adjustment is the difference between the Account Value and the Market Adjusted Value.

Market Adjusted Value = (Maturity Value) x [ 1/(1 + ic)] (t/365)

ic = the current Guaranteed Interest Rate (straight line interpolation between whole years) that We are then crediting for a Guarantee Period of t days on this class of Contract(s). The Guaranteed Interest Rate will not be less than the minimum guaranteed interest rate shown above.

t = the number of days remaining in the Guarantee Period adjusting for leap years.

SURRENDER CHARGE:

During the first seven years after a purchase payment is applied under the Contract, the surrender charge may be deducted from any amount surrendered. This charge is a percentage of the Cash Value surrendered from a Contract.

CONTRACT YEARS
 SINCE PAYMENT
  WAS APPLIED    SURRENDER CHARGE
--------------   ----------------
   1                    7%
   2                    6%
   3                    5%
   4                    4%
   5                    3%
   6                    2%
   7                    1%
THEREAFTER              0%

No surrender charge will apply at the end of an initial Guarantee Period of at least three years. Initial Guarantee Periods of one or two years are subject to a surrender charge for a period of five years.

FREE WITHDRAWAL AMOUNT:

Interest credited in the previous Contract Year may be withdrawn without a Market Value Adjustment or a surrender charge.

ANNUITY COMMENCEMENT DATE:

If no Annuity Commencement Date is specified, the automatic Annuity Commencement Date will be the greater of when the Annuitant reaches Age 90 or ten years after the Contract Date. Additionally, to the extent permitted by law, at least 30 days before the original Annuity Commencement Date, You may change the Annuity Commencement Date by Written Request to any time prior to the Annuitant's 90th birthday, or ten years after the Contract Date, or, if we agree, to a later date not to exceed the Annuitant's 95th birthday, subject to the laws and regulations then in effect.

AUTOMATIC RENEWAL GUARANTEE PERIOD:

A [one year] Guarantee Period.

SEPARATE ACCOUNT:

MetLife of CT Separate Account MGA

                                   DEFINITIONS

(a) ACCOUNT VALUE - The sum of the purchase payment and all interest credited to that date, less the sum of all partial surrenders, surrender charges, and applicable premium tax deducted to that date.

(b) ANNUITANT - The person on whose life this Contract is issued and on whose life the annuity payments are made.

(c) ANNUITY COMMENCEMENT DATE - The date shown on the Contract Specifications page, but in no instance shall the Annuity Commencement Date be later than ten years after the Contract Date, or, if we agree, to a later date not to exceed the Annuitant's 95th birthday, subject to the laws and regulations then in effect.

(d) BENEFICIARY(IES) - The person(s) entitled to receive benefits after Your Death or the death of the Annuitant.

(e) CASH SURRENDER VALUE - The Cash Value less surrender charges and any applicable premium tax.

(f) CASH VALUE - The Account Value at the end of a Guarantee Period or the Market Adjusted Value before the end of a Guarantee Period.

(g) CONTRACT - The Contract provided to You, the Contract Owner, which describes the benefits, rights, and obligations of You and Us.

(h) CONTRACT DATE - The date shown on the Contract Specifications page on which the Contract is issued.

(i) CONTRACT YEAR(S) - The twelve month period(s) beginning with the Contract Date.

(j) DUE PROOF OF DEATH - A copy of a certified death certificate; a copy of a certified decree of a court of competent jurisdiction as to the finding of death; a written statement by a medical doctor who attended the deceased; or any other proof satisfactory to Us.

(k) GUARANTEED INTEREST RATE - The annual effective interest rate credited to a purchase payment during the Guarantee Period as described in the Crediting of Interest and Guarantee Periods section.

(l) GUARANTEE PERIOD - The period for which either an initial or subsequent Guarantee Interest Rate is credited.

(m) MARKET ADJUSTED VALUE - Reflects the relationship on the Surrender Date between the current Guaranteed Interest Rate for the duration remaining in the Guarantee Period and the Guaranteed Interest Rate that applies to Your Contract.

(n) MARKET VALUE ADJUSTMENT - The difference between the Account Value and the Market Adjusted Value.

(o) MATURITY VALUE - The accumulated value of a purchase payment at the Guaranteed Interest Rate at the end of the Guarantee Period selected less any partial surrenders, surrender charges, and applicable premium tax previously deducted.

(p) OUR OFFICE - the Home Office of MetLife Insurance Company of Connecticut or any other office which We may designate for the purpose of administering this Contract. All correspondence regarding this Contract should be sent to Our mailing address stated on the cover page of this Contract.

(q) SURRENDER DATE - The date We receive Your Written Request for a surrender or the date You request the surrender to be effective, if later.

(r)  WE, US, OUR - MetLife Insurance Company of Connecticut.

(s) WRITTEN REQUEST - written information including requests for Contract, beneficiary, ownership, transfers, surrenders or other changes sent to Us in a form and content satisfactory to Us and received in good order at Our Office. Requests for changes are subject to any action taken prior to our receipt of the written information.

(t) YOU, YOUR - the contract owner, including any joint contract owner as named on the Contract Specifications Page.

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENT

The purchase payment is a payment You make to this Contract for the benefits it provides. A lump sum purchase payment must be made to the Contract and is due and payable before the Contract becomes effective. The purchase payment is payable to Us at Our Office; the minimum and maximum purchase payment amounts are shown in the Contract Specifications.

SEPARATE ACCOUNT

Purchase payments made to this Contract are invested in the Separate Account shown on the contract specifications page. We have exclusive and absolute ownership and control of the assets of the Separate Account. It is a non-unitized separate account and, to the extent such assets are attributable to Your purchase payments, it is not chargeable with liabilities arising out of any other business that We may conduct. You do not share in the investment performance of assets allocated to the Separate Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account shall be charged against the Separate Account without regard to Our other income, gains or losses. The obligations under this Contract are independent of the investment performance of the Separate Account and are Our obligations.

We will maintain assets with an aggregate market value at least equal to the greatest of:

     (i) an amount equal to the aggregate cash surrender values of the contracts funded by the Account (as adjusted by the market-value adjustment formula)

     (ii) an amount equal to the reserves of the contracts funded by the Account

     (iii) an amount of assets deemed by the qualified actuary to be sufficient to make good provision for the contract liabilities.

If the aggregate market value of such assets in the Separate Account should fall below such amount, We will establish a liability payable to the Account so that the aggregate market value for the Account's assets is at least equal to such amount.

PREMIUM TAX

The premium tax is the amount of tax, if any, charged by the state or municipality on a purchase payment, on the Cash Value upon surrender, or on the amount applied to elect an annuity option. We will deduct any applicable premium tax from the Cash Value either upon death, surrender, annuitization or at the time the purchase payment is made, but no earlier than when We have a tax liability under law.

ALLOCATION OF PURCHASE PAYMENT

The purchase payment (less applicable premium tax, if any) will be allocated to an account established for You by Us. Account Values will be determined in accordance with the terms of this Contract.

CONTRACT CONTROL PROVISIONS

OWNER

This Contract belongs to You or to any person subsequently named in a Written Request of "Transfer of Ownership" as provided below. As Contract owner, You have sole power during the Annuitant's lifetime to exercise any rights and to receive all benefits given in this Contract, provided You have not named an irrevocable beneficiary and provided the Contract is not assigned.

You will be the recipient of all payments while the Annuitant is alive unless You direct them to an alternate recipient by Written Request. An alternate recipient does not become the owner. An alternate payment directive is revocable by You at any time by giving Us 30 days advance notice by Written Request.

JOINT CONTRACT OWNERS

Joint Contract owners may be named in a Written Request prior to the Contract Date. All rights of Contract ownership must be exercised by joint action. Joint Contract owners own equal shares of any benefits accruing or payments made to them. All rights of a joint Contract owner end at death if another joint Contract owner survives. The entire interest of the deceased joint Contract owner in this Contract will pass to the surviving joint Contract owner, unless the deceased joint Contract owner was also the Annuitant.

If a joint Contract owner dies before payment of an annuity option begins and is survived by the Annuitant, any surviving joint Contract owner is the "designated beneficiary" referred to in Section 72(s) of the Code, and his or her rights pre-empt those of the beneficiary named in a Written Request. Upon the death of a joint Contract owner who is the Annuitant, the entire interest will pass to the beneficiary(ies).

TRANSFER OF OWNERSHIP

You may transfer ownership by Written Request, subject to Our approval. You may not revoke any transfer of ownership after the effective date of such transfer. The transfer of owner will take effect as of the date of your Written Request, subject to any payments made or other actions taken by us before its receipt.

Until a new beneficiary is designated, a transfer of ownership does not affect the interest of any beneficiary designated prior to the effective date of the transfer.

A transfer of ownership may have tax consequences to You; please consult Your tax advisor.

ASSIGNMENT

To the extent permitted by law, You may collaterally assign ownership of all or a portion of this Contract by Written Request without the approval of any beneficiary unless irrevocably named. You may not exercise any rights of ownership while the assignment remains in effect without the approval of the collateral assignee. We are not responsible for the validity of any assignment. The collateral assignment will take effect as of the date of your Written Request, subject to any payments made or other actions taken by Us before the Written Request is received.

If a claim is made based on an assignment, We may require proof of interest of the claimant. An assignment takes precedence over any rights of a beneficiary. Any amounts due under an assignment will be paid in a single sum.

An assignment may have adverse tax consequences to You; please consult Your tax advisor.

CREDITOR CLAIMS

To the extent permitted by law, no right or benefit of the owner or beneficiary under this Contract shall be subject to the claims of creditors or any legal process except as may be provided by an assignment.

BENEFICIARY

The Beneficiary is the party named in a Written Request. The Beneficiary has the right to receive any remaining Contract benefits upon the death of the Annuitant, or under certain circumstances, upon the death of the Contract Owner. If there is more than one Beneficiary surviving the Annuitant, the Beneficiaries will share equally in benefits unless different shares are received by Us by Written Request prior to the death of the Annuitant.

If a Joint Contract Owner dies before payment of an Annuity Option begins and is survived by the Annuitant, any surviving Joint Contract Owner is the "designated beneficiary" referred to in Section 72(s) of the Code, and his or her rights pre-empt those of the Beneficiary named in a Written Request.

Unless an irrevocable Beneficiary has been named, You have the right to change any Beneficiary by Written Request during the lifetime of the Annuitant and while the Contract continues.

A change in Beneficiary will take effect as of the date of the Written Request, subject to any payments made or other actions taken by Us before We receive the Written Request.

If no Beneficiary has been named by You, or if no Beneficiary is living when the Annuitant dies, the interest of any Beneficiary will pass:

     a)   if You are living, to You; or

     b) if You have died and there is a surviving Joint Contract Owner, to the Joint Contract Owner; or

     c) if You have died and there is not a Joint Contract Owner surviving, to Your estate.

ANNUITANT

The Annuitant is the individual shown on the Contract Specifications page on whose life the annuity payments are made. The Annuitant may not be changed after the Contract Date.

CONTINGENT ANNUITANT

You may name one individual as a contingent Annuitant by Written Request prior to the Contract Date, provided the owner is not a trust. A contingent Annuitant may not be changed, deleted or added to the Contract after the Contract Date.

If the Annuitant (who is not the owner) dies prior to the Maturity Date while this Contract is in effect and while the contingent Annuitant is living:

     a.   the death benefit will not be payable upon the Annuitant's death;

     b.   the contingent Annuitant becomes the Annuitant; and

     c. all other rights and benefits provided by this Contract will continue in effect.

When a contingent Annuitant becomes the Annuitant, the Maturity Date remains the same as previously in effect, unless otherwise provided.

CREDITING OF INTEREST AND GUARANTEE PERIODS

The purchase payment (less surrenders made and less applicable premium tax, if any) will earn interest at the initial Guaranteed Interest Rate during the initial Guarantee Period. The initial Guaranteed Interest Rate will never be less than the amount shown on the Contract Specifications page. All interest earned will be credited daily. This compounding effect is reflected in the Guaranteed Interest Rates.

Within 60 days of the end of any Guarantee Period, We will notify You about selecting a subsequent Guarantee Period. If no election is made, the automatic renewal guarantee period as stated on the Contract Specifications page will commence, unless You have:

     a. submitted a Written Request for a full surrender which we receive within 30 days prior to the end of the current Guarantee Period; or

     b. elected by Written Request a Guarantee Period of a different duration from among those offered by Us at any time within 30 days prior to the end of the current Guarantee Period; or

     c. selected a subsequent Guarantee Period that extends beyond the Annuity Commencement Date then in effect. In this case, We will automatically establish a subsequent Guarantee Period that will end nearest to the Annuity Commencement Date then in effect, unless You elect by Written Request a subsequent Guarantee Period of shorter duration.

At any time during the automatic renewal guarantee period, You may transfer to a Guarantee Period of a different duration without incurring a surrender charge or Market Value Adjustment.

The Account Value at the beginning of any subsequent Guarantee Period will be equal to the Account Value at the end of the Guaranteed Period just ending. The Account Value will earn interest at the subsequent Guaranteed Interest Rate during the subsequent Guarantee Period. There is a minimum renewal Guaranteed Interest Rate that will not be less then the minimum Guaranteed Interest Rate shown on the Contract Specifications pages. However, this rate will be at least equal to the initial Guaranteed Interest Rate being credited to purchase payments for new Contracts at the time the subsequent Guaranteed Interest Rate is determined. In the event that current Guaranteed Interest Rates can no longer be determined for this class of Contracts, the procedure used to derive the current Guaranteed Interest Rate used in the Market Value Adjustment formula will consider the then current yield of a Treasury Security which possesses the same duration as that remaining until the end of the current guarantee period. Though the procedure will consider the then current yields of Treasury Securities, current Guaranteed Interest Rates will be set at Our discretion. However, current Guaranteed Interest Rates will never be less than the minimum Guaranteed Interest Rate shown on the Contract Specifications pages. The procedure referenced above is on file with the New York Insurance Department. Any change in this procedure will be filed with the New York Insurance Department prior to implementation.

                             MARKET VALUE ADJUSTMENT

This Contract contains a Market Value Adjustment formula. The formula will result in upward or downward adjustments in the amount payable on any full or partial surrender made prior to the end of any Guarantee Period. Details of the Market Value Adjustment formula are described on the Contract Specifications page.

The Market Value Adjustment formula will not be applied when You submit a Written Request for:

     a. a full or partial surrender at the end of any Guarantee Period if We receive the request within the 30 day period prior to the end of such Guarantee Period; or

     b.   any interest credited during the previous Contract Year.

     c. a transfer to a Guarantee Period of a different duration, during the automatic renewal period.

     d. payments that satisfy the maximum requirement for the minimum distribution program, if You participate in Our minimum distribution program. Additionally, these payments through the minimum distribution program will not be subject to a surrender charge.

We will send a notice to You at least 15 but not more than 45 days prior to the beginning of the 30 day period in which You may request a full or partial surrender without imposition of a Market Value Adjustment.

                       TRANSFER BETWEEN GUARANTEE PERIODS

Once each Contract Year after the first Contract Year, You may elect by Written Request to transfer out of the current Guarantee Period and into a Guarantee Period of a different duration. At that time, a new Guarantee Period will be established for the duration You choose, and the Account Value at the beginning of the new Guarantee Period will equal the Market Adjusted Value for the current Guarantee Period at the time of the transfer. There is no surrender charge for this transfer.

Surrender charges will continue to be based on the appropriate Contract Year as determined from the original Contract Date.

                             TERMINATION PROVISIONS

GENERAL SURRENDERS

Full and partial surrenders may be made under this Contract at any time except to the extent described in the qualification rider as attached. A surrender charge may be assessed on surrenders as stated on the Contract Specifications page.

SPECIAL SURRENDERS

No surrender charges will apply at the end of an initial Guarantee Period of at least three years. Initial Guarantee Periods of one or two years are subject to surrender charge for a period of five years. No surrender charge will be applied upon annuitization, provided that annuitization occurs after the first Contract Year. A request for a surrender at the end of a Guarantee Period must be received by Written Request within the 30 day period prior to the end of such Guarantee Period. The resulting income will never be less than the Account Value applied to current purchase rates.

In addition, if You notify Us by Written Request, We will send you any interest credited during the previous Contract Year. No surrender charge or Market Value Adjustment will be imposed on such interest payments.

TERMINATION OF THIS CONTRACT

We reserve the right to terminate this Contract if the Account Value is less than the termination amount shown on the Contract Specifications page after the completion of three Contract Years. Termination will not occur until 31 days after We have mailed notice of termination to You at Your last known address. If the Contract is terminated, We will pay You the Account Value, if any.

TERMINATION AFTER THE ANNUITY COMMENCEMENT DATE

This Contract may not be surrendered after the commencement of annuity payments.

PAYMENT UPON SURRENDER - DEFERRAL OF PAYMENT

We may defer payment of a partial or full surrender request for up to six months from the date of the Written Request. If payment is deferred for more than 10 working days, We will continue to credit interest in the same manner as it would have been credited had the surrender request not been received until the date We make the payment.

DEATH BENEFIT

If You die prior to the Annuity Commencement Date, the death benefit will be payable to the Beneficiary as determined under the Control Provisions and under the tax qualification requirements described in the attached rider. The death benefit equals the Account Value as of the date We receive written notification of Due Proof of Death.

The death benefit will be due and payable within a reasonable period of time (not to exceed 6 months) after the date of Our receipt of Due Proof of Death. The death benefit may be taken in one sum or under any of the annuity options then being offered by Us.

                              SETTLEMENT PROVISIONS

ANNUITY BENEFIT

On the Annuity Commencement Date, unless directed otherwise, We will apply the Account Value, or any part thereof, less any applicable premium tax, to purchase the monthly income payments according to the annuity option elected. The annuity option may be subject to the tax qualification limits described in the attached qualification rider. In the absence of such election, We will pay You the first of a series of periodic annuity payments based on the life of the Annuitant, in accordance with annuity Option 2, with 120 monthly payments assured.

Election of any annuity option must be made by Written Request and received by Us at least 30 days prior to the date such election is to become effective. Such election must be made at least thirteen months after the Contract Date. If the Annuity Commencement Date coincides with the end of any Guarantee Period, no Market Value Adjustment will be applied in the determination of the annuity payments. The resulting income will never be less than the Account Value applied to current purchase rates.

You may change the Annuity Commencement Date at any time, subject to the distribution requirements described in the attached rider and the conditions described in the Contract Specifications page, as long as such change is made by Written Request and is received by Us at least 30 days prior to the scheduled Annuity Commencement Date.

You, or in the event You have not done so, the Beneficiary, may elect, in lieu of payment in one sum, that any amount due under this Contract be applied under any of the annuity options described below. The election by the Beneficiary must be made within one year after Your death by Written Request to Our Office, with the exception of the sixth annuity option. The sixth annuity option must be elected at the time Due Proof of Death is provided to Us.

DEATH OF ANNUITANT

In the event of Your death after annuity payments commence, any method of distribution must provide that any amount payable as a death benefit will be distributed at least as rapidly as under the method of distribution in effect at Your death.

ANNUITY OPTIONS

Option 1. Life Annuity - An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

Option 2. Life Annuity with 120, 180, or 240 Monthly Payments Certain - An annuity providing monthly income to the Annuitant for a guaranteed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the Annuitant shall live.

Option 3. Cash Refund Life Annuity - An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to the excess, if any, of (a) over (b) where: (a) is the Cash Value applied on the Annuity Commencement Date under this option; and (b) is the dollar amount of annuity payments already paid.

Option 4. Joint and Last Survivor Annuity - An annuity payable monthly during the joint lifetime of the Annuitant and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

Option 5. Payments for a Designated Period - An amount payable monthly for the guaranteed number of years selected which may be from 5 to 30 years.

Option 6. Annuity Proceeds Settlement Option - Proceeds from the death benefit can be left with Us for a period not to exceed five years from the date of Your death prior to the Annuity Commencement Date. The proceeds will remain in the same Guarantee Period and continue to earn the same Guaranteed Interest Rate in effect at the time of death as long as this option is elected at the time Due Proof of Death is provided to Us. If the Guarantee Period ends before the end of the five year period, the Beneficiary may elect a new Guarantee Period with a duration but not to exceed the time remaining in the period of five years from the date of Your death. If no election is made, the Contract will automatically renew for a period of one year, provided that the five year period is not exceeded. Full or partial surrenders may be made at any time. A Market Value Adjustment will be applied to all surrenders except those occurring at the end of a Guarantee Period or if the previous Contract Year's interest is being surrendered. This option is only available to Beneficiaries.

Option 7. We will make any other arrangements for annuity payments as may be mutually agreed by You and Us.

ANNUITY TABLES

The attached tables show the dollar amount of the monthly payments for each $1000 of proceeds applied under the five annuity options. Under options 1, 2 or 3, the amount of each payment will depend upon the age of the Annuitant at the time the first payment is due. Under option 4, the amount of each payment will depend upon the ages of the Annuitant and the secondary payee at the time the first payment is due.

BETTERMENT OF RATES

If at the due date of the first annuity payment, We have declared a higher rate per $1,000 of proceeds applied under an annuity option or used to purchase any single consideration immediate annuity offered by Us or one of Our affiliates, then the annuity payments will be based on the higher rates.

Annuity payments will not be less than those that would be provided by the application of the Cash Value to purchase a single consideration immediate annuity contract of the same type as the settlement option elected, which is offered by Us or our affiliates on the Maturity Date to the same class of annuitants.

MINIMUM AMOUNT

The minimum amount that can be placed under an annuity option is $2,000 unless We consent to a lesser amount.

MINIMUM PAYMENT

The annuity option elected must result in a payment of at least $20.00. If at any time payments are less than $20.00, We have the right to change the frequency to an interval resulting in a payment of at least $20.00. If any amount due is less than $20.00 per year, We may make other arrangements that are equitable to the Annuitant.

DATE OF PAYMENT

The first payment under any annuity option shall be made on the Annuity Commencement Date. Subsequent payments shall be made on the same day of each month in accordance with the manner of payment selected.

                               GENERAL PROVISIONS

THE CONTRACT

The entire Contract between You and Us consists of the Contract, and any attached Amendments, Riders, or Endorsements.

CONTRACT CHANGES

The only way this Contract may be changed is by a written endorsement signed by one of Our officers.

MISSTATEMENT

We may require proof of age of You or Your Beneficiary before making any payments under this Contract that are measured by Your life or Your Beneficiary's. If the age or sex of the measuring life has been misstated, the amount payable will be the amount that the Account Balance would have provided at the correct age.

Once annuity payments have begun, the amount of any overpayments or underpayments, with interest at [6%] per annum, will be, as appropriate, deducted from or added to the payment or payments made after the adjustment.

INCONTESTABILITY

We will not contest this Contract from its Contract Date.

REQUIRED REPORTS

We will provide a report to You as often as required by law, but at least once in each Contract Year before the due date of the first annuity payment. The report will show the Cash Value, the Market Adjusted Value, the Cash Surrender Value and the Death Benefit of this Contract as of the date of the report.

MORTALITY AND EXPENSES

Our actual mortality and expense experience will not affect the amount of any annuity payments or any other values under this Contract.

NON-PARTICIPATING

This Contract does not share in Our surplus earnings, so You will receive no dividends under it.

CONFORMITY WITH STATE AND FEDERAL LAWS

This Contract is governed by the law of the state in which it is issued for delivery. Any paid-up annuity, Cash Surrender Value or death benefit available under this Contract will not be less than the minimum benefits required by the statutes of that state.

We may, at any time, make any changes, including retroactive changes, in this Contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which We or You are subject. Any change made by endorsement or rider will be subject to the prior approval of the Superintendent of the State of New York.

                              LIFE ANNUITY TABLES
                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

                 THIS TABLE WILL BE USED FOR QUALIFIED CONTRACTS

                   OPTIONS 1, 2, AND 3 - SINGLE LIFE ANNUITIES

                     NUMBER OF MONTHLY
MALE OR FEMALE      PAYMENTS GUARANTEED
   ADJUSTED      -------------------------    CASH
     AGE         NONE    120    180    240   REFUND
--------------   ----   ----   ----   ----   ------
      45         3.72   3.71   3.69   3.66    3.62
      46         3.78   3.76   3.74   3.70    3.66
      47         3.83    3.8   3.79   3.75    3.70
      48         3.89   3.87   3.84   3.80    3.75
      49         3.95   3.92   3.89   3.85    3.80
      50         4.01   3.98   3.95   3.90    3.85
      51         4.08   4.05   4.01   3.95    3.90
      52         4.15   4.11   4.07   4.00    3.96
      53         4.22   4.18   4.13   4.06    4.02
      54         4.30   4.26   4.20   4.12    4.08
      55         4.38   4.33   4.27   4.18    4.14
      56         4.47   4.41   4.34   4.24    4.21
      57         4.56   4.50   4.42   4.30    4.28
      58         4.66   4.59   4.50   4.37    4.35
      59         4.76   4.68   4.58   4.43    4.43
      60         4.87   4.78   4.67   4.50    4.51
      61         4.99   4.89   4.76   4.57    4.59
      62         5.11   5.00   4.85   4.64    4.68
      63         5.24   5.12   4.95   4.71    4.78
      64         5.39   5.24   5.04   4.77    4.87
      65         5.54   5.37   5.14   4.84    4.98
      66         5.70   5.50   5.25   4.91    5.09
      67         5.88   5.64   5.35   4.97    5.20
      68         6.06   5.79   5.46   5.03    5.32
      69         6.26   5.95   5.56   5.09    5.45
      70         6.47   6.11   5.67   5.14    5.58
      71         6.70   6.27   5.78   5.19    5.72
      72         6.95   6.45   5.88   5.24    5.87
      73         7.22   6.62   5.98   5.28    6.02
      74         7.50   6.81   6.08   5.32    6.18
      75         7.81   6.99   6.17   5.36    6.36

The listed above dollar amounts of the monthly annuity payments for the first, second, third options are based on the equally blended male and female 1983 Individual Annuitant Mortality Table A with ages set back one year and a net investment rate of 3% per annum. The adjusted age of the person on whose life the life annuity is based is determined from the actual age last birthday on the due date of the first annuity payment in the following manner:

CALENDAR YEAR IN WHICH
 FIRST PAYMENT IS DUE    2001 - 2010   2011 - 2020   2021 and later
----------------------   -----------   -----------   --------------
ADJUSTED AGE IS
   ACTUAL AGE              MINUS 1       MINUS 2         MINUS 3

                              LIFE ANNUITY TABLES
              GUARANTEED DOLLAR AMOUNT OF MONTHLY ANNUITY PAYMENTS
                       PURCHASED WITH EACH $1,000 APPLIED

                 THIS TABLE WILL BE USED FOR QUALIFIED CONTRACTS

                 OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY

ADJUSTED
  AGES      45      50     55     60     65     70     75
--------   ----   -----   ----   ----   ----   ----   ----
   45      3.36    3.45   3.52   3.58   3.63   3.66   3.68
   50      3.45    3.57   3.67   3.77   3.84   3.90   3.94
   55      3.52   .3.67   3.82   3.97   4.09   4.18   4.26
   60      3.58    3.77   3.97   4.17   4.35   4.51   4.64
   65      3.63    3.84   4.09   4.35   4.63   4.88   5.10
   70      3.66    3.90   4.18   4.51   4.88   5.27   5.62
   75      3.68    3.94   4.26   4.64   5.10   5.62   6.17

The listed above dollar amounts of the monthly annuity payments for the fourth option are based on the equally blended male and female 1983 Individual Annuitant Mortality Table A with ages set back one year and a net investment rate of 3 % per annum. The adjusted age of the person on whose life the life annuity is based is determined from the actual age last birthday on the due date of the first annuity payment in the following manner:

CALENDAR YEAR IN WHICH
FIRST PAYMENT IS DUE     2001 - 2010   2011 - 2020   2021 and later
----------------------   -----------   -----------   --------------
ADJUSTED AGE IS
   ACTUAL AGE              MINUS 1       MINUS 2        MINUS 3

                              LIFE ANNUITY TABLES
                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

               THIS TABLE WILL BE USED FOR NONQUALIFIED CONTRACTS

                   OPTIONS 1, 2, AND 3 - SINGLE LIFE ANNUITIES

                NUMBER OF MONTHLY
  MALE         PAYMENTS GUARANTEED
ADJUSTED   -------------------------    CASH
  AGE      NONE    120    180    240   REFUND
--------   ----   ----   ----   ----   ------
   45      3.87   3.85   3.82   3.77    3.72
   46      3.93   3.90   3.87   3.82    3.77
   47      3.99   3.96   3.92   3.87    3.82
   48      4.05   4.02   3.98   3.92    3.87
   49      4.12   4.09   4.04   3.97    3.92
   50      4.19   4.15   4.10   4.03    3.98
   51      4.27   4.22   4.17   4.08    4.04
   52      4.34   4.30   4.30   4.20    4.16
   53      4.43   4.37   4.30   4.20    4.16
   54      4.51   4.45   4.37   4.26    4.23
   55      4.60   4.54   4.45   4.32    4.30
   56      4.70   4.62   4.53   4.39    4.37
   57      4.80   4.72   4.61   4.45    4.44
   58      4.91   4.82   4.69   4.51    4.52
   59      5.03   4.92   4.78   4.58    4.61
   60      5.28   5.14   4.96   4.71    4.79
   61      5.28   5.27   5.06   4.78    4.88
   62      5.43   5.27   5.06   4.78    4.88
   63      5.58   5.39   5.16   4.84    4.98
   64      5.74   5.53   5.26   4.90    5.09
   65      5.91   5.66   5.36   4.96    5.20
   66      6.10   5.81   5.46   5.02    5.32
   67      6.30   5.96   5.56   5.08    5.44
   68      6.51   6.12   5.66   5.13    5.56
   69      6.73   6.28   5.77   5.18    5.70
   70      6.97   6.44   5.86   5.23    5.84
   71      7.23   6.61   5.96   5.27    5.99
   72      7.51   6.79   6.05   5.31    6.14
   73      7.80   6.96   6.14   5.34    6.30
   74      8.12   7.14   6.23   5.37    6.47
   75      8.43   7.32   6.31   5.40    6.65

The listed above dollar amounts of the monthly annuity payments for the first, second and third options are based on the 1983 Individual Annuitant Mortality Table A for males with ages set back one year and a net investment rate of 3% per annum. The adjusted age of the person on whose life the life annuity is based is determined from the actual age last birthday on the due date of the first annuity payment in the following manner:

CALENDAR YEAR IN WHICH
FIRST PAYMENT IS DUE     2001 - 2010   2011 - 2020   2021 - 2030   2031 and later
----------------------   -----------   -----------   -----------   --------------
ADJUSTED AGE IS
   ACTUAL AGE              MINUS 1       MINUS 2       MINUS 3        MINUS 4

                              LIFE ANNUITY TABLES
                  GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

               THIS TABLE WILL BE USED FOR NONQUALIFIED CONTRACTS

                   OPTIONS 1, 2, AND 3 - SINGLE LIFE ANNUITIES

 FEMALE
ADJUSTED                                CASH
  AGES     NONE    120    180    240   REFUND
--------   ----   ----   ----   ----   ------
   45      3.59   3.58   3.57   3.55    3.52
   46      3.64   3.63   3.61   3.59    3.56
   47      3.68   3.67   3.66   3.63    3.60
   48      3.74   3.72   3.71   3.68    3.64
   49      3.79   3.78   3.81   3.77    3.73
   50      3.85   3.83.  3.81   3.77    3.73
   51      3.90   3.89   3.86   3.82    3.78
   52      3.97   3.95   3.92   3.88    3.84
   53      4.03   4.01   3.98   3.93    3.89
   54      4.10   4.08   4.04   3.99    3.95
   55      4.18   4.15   4.11   4.05    4.01
   56      4.25   4.22   4.18   4.11    4.07
   57      4.34   4.30   4.25   4.17    4.14
   58      4.42   4.38   4.32   4.23    4.20
   59      4.52   4.47   4.40   4.30    4.28
   60      4.61   4.56   4.48   4.37    4.35
   61      4.72   4.66   4.57   4.44    4.43
   62      4.83   4.76   4.66   4.51    4.52
   63      4.95   4.87   4.75   4.58    4.61
   64      5.08   4.98   4.85   4.65    4.70
   65      5.21   5.10   4.95   4.72    4.80
   66      5.36   5.22   5.05   4.79    4.90
   67      5.51   5.36   5.16   4.86    5.01
   68      5.67   5.50   5.26   4.93    5.12
   69      5.85   5.65   5.38   5.00    5.25
   70      6.04   5.80   5.49   5.06    5.37
   71      6.25   5.97   5.60   5.12    5.51
   72      6.47   6.14   5.71   5.18    5.65
   73      6.71   6.32   5.83   5.23    5.80
   74      6398   6.50   5.94   5.28    5.96
   75      7.26   6.69   6.04   5.32    6.13

The listed above dollar amounts of the monthly annuity payments for the first, second and third options are based on the 1983 Individual Annuitant Mortality Table A for females with ages set back one year and a net investment rate of 3% per annum. The adjusted age of the person on whose life the life annuity is based is determined from the actual age last birthday on the due date of the first annuity payment in the following manner:

CALENDAR YEAR IN WHICH
FIRST PAYMENT IS DUE     2001 - 2010   2011 - 2020   2021 and later
----------------------   -----------   -----------   --------------
ADJUSTED AGE IS
   ACTUAL AGE              MINUS 1       MINUS 2        MINUS 3

                              LIFE ANNUITY TABLES
              GUARANTEED DOLLAR AMOUNT OF MONTHLY ANNUITY PAYMENTS
                       PURCHASED WITH EACH $1,000 APPLIED

               THIS TABLE WILL BE USED FOR NONQUALIFIED CONTRACTS

                 OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY

ADJUSTED                        FEMALE
  AGES     ----------------------------------------------
  MALE      45     50     55     60     65     70     75
--------   ----   ----   ----   ----   ----   ----   ----
   45      3.36   3.46   3.56   3.64   3.71   3.76   3.80
   50      3.42   3.56   3.69   3.82   3.93   4.01   4.08
   55      3.47   3.64   3.82   3.99   4.16   4.29   4.40
   60      3.51   3.70   3.92   4.15   4.39   4.61   4.79
   65      3.54   3.75   4.00   4.29   4.61   4.94   5.24
   70      3.56   3.78   4.07   4.41   4.80   5.25   5.70
   75      3.57   3.81   4.11   4.48   4.95   5.51   6.15

Dollar amounts of the monthly annuity payments for the fourth option are based on the 1983 Individual Annuitant Mortality Table A for males and females with ages set back one year and a net investment rate of 3 % per annum. The adjusted age of the person on whose life the life annuity is based is determined from the actual age last birthday on the due date of the first annuity payment in the following manner:

CALENDAR YEAR IN WHICH
FIRST PAYMENT IS DUE     2001 - 2010   2011 - 2020   2021 and later
----------------------   -----------   -----------   --------------
ADJUSTED AGE IS
   ACTUAL AGE              MINUS 1       MINUS 2         MINUS 3

                                 ANNUITY TABLES
            GUARANTEED DOLLAR AMOUNT OF THE MONTHLY ANNUITY PAYMENTS

                 PURCHASED WITH EACH $1,000 OF PROCEEDS APPLIED

        THIS TABLE WILL BE USED FOR NONQUALIFIED AND QUALIFIED CONTRACTS

                   OPTION 5 - PAYMENTS FOR A DESIGNATED PERIOD

            MONTHLY               MONTHLY
NUMBER OF   PAYMENT   NUMBER OF   PAYMENT
  YEARS      AMOUNT     YEARS      AMOUNT
---------   -------   ---------   -------
    5        17.91        18        5.96
    6        15.14        19        5.73
    7        13.16        20        5.51
    8        11.68        21        5.32
    9        10.53        22        5.15
   10         9.61        23        4.99
   11         8.86        24        4.84
   12         8.24        25        4.71
   13         7.71        26        4.59
   14         7.26        27        4.47
   15         6.87        28        4.37
   16         6.53        29        4.27
   17         6.23        30        4.18

The dollar amounts of the monthly annuity payments for the fifth option are based on a net investment rate of 3% per annum.

                       THIS PAGE LEFT INTENTIONALLY BLANK.

         SINGLE PREMIUM INDIVIDUAL MODIFIED GUARANTEED ANNUITY CONTRACT

                                NON-PARTICIPATING

                                     RIDERS

                                  ENDORSEMENTS